Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, Chairman, President & CEO
1515 Arapahoe Street		Nancy Buese, Senior VP and CFO
Tower 1, Suite 1600		Josh Hallenbeck, VP of Finance & Treasurer
Denver, Colorado 80202	Phone:	(866) 858-0482
	E-mail:	investorrelations@markwest.com

MarkWest Energy Partners Reports Record Quarterly Distributable Cash Flow, Increases Quarterly Common Unit Distribution by 17.9 Percent

DENVER—May 7, 2012—MarkWest Energy Partners, L.P. (NYSE: MWE) (the Partnership) today reported record quarterly cash available for distribution to common unitholders, or distributable cash flow (DCF), of $109.2 million for the three months ended March 31, 2012, compared to $76.1 million for the three months ended March 31, 2011.  DCF for the three months ended March 31, 2012 represents 135 percent coverage of the first quarter distribution of $81.1 million, or $0.79 per common unit, which will be paid to unitholders on May 15, 2012.  As a Master Limited Partnership (MLP), cash distributions to common unitholders are largely determined based on DCF.  A reconciliation of DCF to net income (loss), the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

The Partnership reported record quarterly Adjusted EBITDA of $132.9 million for the three months ended March 31, 2012, compared to $96.2 million for the same period in 2011.  The Partnership believes the presentation of Adjusted EBITDA provides useful information because it is commonly used by investors in MLPs to assess financial performance and operating results of ongoing business operations.  A reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

The Partnership reported income before provision for income tax for the three months ended March 31, 2012 of $20.8 million, compared to a loss of $88.8 million for the same period in 2011.  Income (loss) before provision for income tax includes non-cash losses associated with the change in fair value of derivative instruments of $48.2 million and $79.8 million for the three months ended March 31, 2012 and March 31, 2011, respectively, and costs associated with the redemption of debt of $43.3 million for the three months ended March 31, 2011.  Excluding these items, income (loss) before provision for income tax for the three months ended March 31, 2012 and 2011 would have been $69.0 million and $34.3 million, respectively.

“Our record distributable cash flow for the first quarter allowed us to deliver year-over-year distribution growth of nearly 18 percent while maintaining a coverage ratio of 1.35 times,” said Frank Semple, Chairman, President and Chief Executive Officer. “Our strategy of developing fully integrated midstream services in the liquids rich areas of the major U.S. shale plays continues to provide significant growth opportunities.   We are in the process of constructing 13 cryogenic natural gas processing facilities and a world class fractionation facility to support our producers in the Marcellus, Utica, Huron and the Haynesville/Cotton Valley.  Also, the Keystone acquisition and our NGL gathering system expansion will further extend our Marcellus midstream platform into the rich gas corridor of Northwest Pennsylvania.  The quality of our existing core assets and our ongoing expansion projects support our objective of providing long term sustainable top quartile returns for our unitholders.”

BUSINESS HIGHLIGHTS

Keystone Midstream Services Acquisition

•                  The Partnership announced today that it is acquiring 100% of the ownership interests of Keystone Midstream Services, LLC (Keystone), for consideration of $512 million.  Keystone is owned by Stonehenge Energy Resources, LP, and affiliates of Rex Energy Corporation (Rex Energy), and Sumitomo Corporation (Sumitomo).  Keystone’s existing assets are located in Butler County, Pennsylvania and include two cryogenic gas processing plants totaling 90 million cubic feet per day (MMcf/d) of capacity, a gas gathering system and associated field compression.  Rex Energy and Sumitomo have dedicated an 895 square mile area to the Partnership.  To date they have jointly leased 68,400 highly prospective acres in Butler County, an acreage position that continues to grow. The Partnership will gather and process the rich gas and fractionate the NGLs under long-term fee-based agreements.

•                  In conjunction with the acquisition of Keystone, MarkWest Utica EMG, LLC (MarkWest Utica) executed a letter agreement to discuss gathering, processing and NGL fractionation agreements for portions of Rex Energy’s Ohio Utica acreage.

Business Development

•                  Southwest — In March 2012, the Partnership announced it has entered into long-term gathering and processing agreements with Anadarko, Chevron, PetroQuest Energy, and Samson Lone Star that support a 120 MMcf/d expansion of the Partnership’s cryogenic processing capacity in East Texas (Carthage East).  Carthage East is under construction and is scheduled to come on line in the first quarter of 2013.  With the completion of this plant, total processing capacity in East Texas will increase to 400 MMcf/d.

•                  Liberty — In January 2012, the Partnership announced significant expansion projects to serve producer customers in the hydrocarbon-rich area of the Marcellus Shale in northern West Virginia and southwest Pennsylvania area including a 400 MMcf/d expansion of its Majorsville processing complex which includes two, 200 MMcf/d processing plants that are expected to be completed in 2013 and are supported by long-term agreements with CONSOL Energy, Noble Energy, and Range Resources.

In May 2012, the Partnership announced additional major expansion projects to serve producer customers in the hydrocarbon-rich area of the Marcellus Shale in northern West Virginia and southwest Pennsylvania area, including another 400 MMcf/d expansion of its Majorsville processing complex which includes two, 200 MMcf/d processing plants that are expected to be completed in late 2013 and mid 2014 and are supported by long-term agreements with Chesapeake Energy.  Considering the expansions announced in January and May 2012, the Partnership will have 1.1 billion cubic feet per day of cryogenic processing capacity at its Majorsville processing complex.

In May 2012, the Partnership announced a long-term fee-based agreement with Antero Resources Appalachian Corporation to install gathering facilities in support of Antero’s rapidly growing rich natural gas production in Doddridge and Harrison Counties in northern West Virginia.  The new gathering system will have the capacity to initially deliver more than 300 MMcf/d of Antero’s rich gas to the Partnership’s Sherwood gas processing complex. The first phase of the gathering system will be completed in the third quarter of 2012 in conjunction with the completion of the 200 MMcf/d Sherwood I processing facility.

The Partnership also announced today that it is extending its existing NGL gathering pipeline from its Houston, Pennsylvania fractionation complex into Beaver, Butler and Lawrence Counties to gather NGLs from the Keystone processing facilities and other planned processing projects in northwest Pennsylvania.  The NGL pipeline expansion will allow Rex Energy and other producers to access all of the anticipated ethane pipeline projects.

•                  Utica — In March 2012, MarkWest Utica announced the execution of a letter of intent with Gulfport Energy Corporation to provide gathering, processing, fractionation, and marketing services in the liquids-rich corridor of the Utica Shale.  MarkWest Utica has begun construction of its facilities and the first phase is expected to come online beginning in the second half of 2012.  MarkWest Utica will process the gas at its Harrison County processing complex, and will provide NGL fractionation and marketing services at the Harrison County fractionator, where NGL purity products will be marketed by truck, rail, and pipeline.

Capital Markets

•                  During the first quarter 2012, the Partnership completed a common unit equity offering of 6.8 million common units, which included the exercise of the underwriters’ over-allotment option. The net proceeds of approximately $388 million were used to partially fund its ongoing capital expenditure program.

FINANCIAL RESULTS

Balance Sheet

•                  At March 31, 2012, the Partnership had $347.8 million of cash and cash equivalents in wholly owned subsidiaries and $877.7 million available for borrowing under its $900 million revolving credit facility after consideration of $22.3 million of outstanding letters of credit.

Operating Results

•                  Operating income before items not allocated to segments for the three months ended March 31, 2012, was $194.2 million, an increase of $45.8 million when compared to $148.4 million for the same period in 2011. This increase is primarily attributable to the ongoing expansion as well as the acquisition of the noncontrolling interest in the Liberty segment, and increased NGL volumes in the Southwest and Northeast segments.  A reconciliation of operating income before items not allocated to segments to income (loss) before provision for income tax, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

•                  Operating income before items not allocated to segments does not include gain (loss) on commodity derivative instruments.  Realized losses on commodity derivative instruments were $17.6 million in the first quarter of 2012 compared to realized losses of $22.3 million in the first quarter of 2011.

Capital Expenditures

•                  For the three months ended March 31, 2012, the Partnership’s portion of capital expenditures was $254.3 million.

2012 DCF AND GROWTH CAPITAL EXPENDITURE FORECAST

For 2012, the Partnership forecasts DCF in a range of $440 million to $500 million based on forecasted operational volumes from existing operations and growth capital projects; derivative instruments currently outstanding; a reasonable range of price estimates for crude oil, natural gas and natural gas liquids; and the Keystone acquisition, as mentioned above.  The midpoint of this range results in approximately 145 percent coverage of the Partnership’s full-year distribution based on current quarterly distributions and common units outstanding.  A sensitivity analysis for forecasted 2012 DCF is provided within the tables of this press release.  The Partnership’s portion of growth capital expenditures for 2012 was increased for the expected additional capital requirements to develop the Keystone assets and is forecasted in a range of $1.1 billion to $1.5 billion.  This range excludes the Keystone purchase price of $512 million.  Maintenance capital for 2012 is forecasted at approximately $20 million

CONFERENCE CALL

The Partnership will host a conference call and webcast on Tuesday, May 8, 2012, at 12:00 p.m. Eastern Time to review its first quarter 2012 financial results.  Interested parties can participate in the call by dialing (800) 475-0218 (passcode “MarkWest”) approximately ten minutes prior to the scheduled start time.  To access the webcast, please visit the Investor Relations section of the Partnership’s website at www.markwest.com.  A replay of the conference call will be available on the MarkWest website or by dialing (800) 272-5921 (no passcode required).

###

MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwest, Gulf Coast, and northeast regions of the United States, including the Marcellus Shale, and is the largest natural gas processor and fractionator in the Appalachian region.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports we file with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  We do not undertake any duty to update any forward-looking statement except as required by law.

MarkWest Energy Partners, L.P.

Financial Statistics

(unaudited, in thousands, except per unit data)

	Three months ended March 31,
Statement of Operations Data	2012	2011
Revenue:
Revenue	$399,181	$348,900
Derivative loss	(48,715)	(85,679)
Total revenue	350,466	263,221

Operating expenses:
Purchased product costs	154,555	153,629
Derivative loss related to purchased product costs	18,800	19,394
Facility expenses	48,840	39,424
Derivative gain related to facility expenses	(1,746)	(3,011)
Selling, general and administrative expenses	25,224	21,712
Depreciation	41,145	34,364
Amortization of intangible assets	10,985	10,817
Loss on disposal of property, plant and equipment	986	2,099
Accretion of asset retirement obligations	238	87
Total operating expenses	299,027	278,515

Income (loss) from operations	51,439	(15,294)

Other income (expense):
Loss from unconsolidated affiliates	(9)	(539)
Interest income	72	89
Interest expense	(29,472)	(28,263)
Amortization of deferred financing costs and discount (a component of interest expense)	(1,270)	(1,428)
Loss on redemption of debt	—	(43,328)
Miscellaneous income (loss), net	58	(38)
Income (loss) before provision for income tax	20,818	(88,801)

Provision for income tax expense (benefit):
Current	15,341	56
Deferred	(10,796)	(14,186)
Total provision for income tax	4,545	(14,130)

Net income (loss)	16,273	(74,671)

Net income attributable to non-controlling interest	(253)	(9,358)

Net income (loss) attributable to the Partnership	$16,020	$(84,029)

Net income (loss) attributable to the Partnership’s common unitholders per common unit:
Basic	$0.16	$(1.13)
Diluted	$0.14	$(1.13)

Weighted average number of outstanding common units:
Basic	96,840	74,531
Diluted	117,593	74,531

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$207,913	$115,319
Investing activities	(252,969)	(341,621)
Financing activities	278,674	232,004

Other Financial Data
Distributable cash flow	$109,177	$76,136
Adjusted EBITDA	132,943	96,187

Balance Sheet Data	March 31, 2012	December 31, 2011
Working capital	$113,344	$4,234
Total assets	4,445,647	4,070,425
Total debt	1,780,091	1,846,062
Total equity	1,852,301	1,502,067

MarkWest Energy Partners, L.P.

Operating Statistics

	Three months ended March 31,
	2012	2011
Southwest
East Texas gathering systems throughput (Mcf/d)	410,000	425,800
East Texas natural gas processed (Mcf/d)	242,500	219,200
East Texas NGL sales (gallons, in thousands)	63,400	56,700

Western Oklahoma gathering system throughput (Mcf/d) (1)	262,000	207,400
Western Oklahoma natural gas processed (Mcf/d)	203,800	157,100
Western Oklahoma NGL sales (gallons, in thousands)	57,300	39,000

Southeast Oklahoma gathering system throughput (Mcf/d)	501,200	498,000
Southeast Oklahoma natural gas processed (Mcf/d) (2)	101,700	93,700
Southeast Oklahoma NGL sales (gallons, in thousands)	33,000	29,400
Arkoma Connector Pipeline throughput (Mcf/d)	328,700	285,900

Other Southwest gathering system throughput (Mcf/d)	25,000	33,100

Northeast
Natural gas processed (Mcf/d) (3)	321,700	304,800
NGLs fractionated (Bbl/d) (4)	16,700	22,200

Keep-whole sales (gallons, in thousands)	49,500	39,800
Percent-of-proceeds sales (gallons, in thousands)	33,000	30,900
Total NGL sales (gallons, in thousands) (5)	82,500	70,700

Crude oil transported for a fee (Bbl/d)	10,400	10,200

Liberty
Natural gas processed (Mcf/d)	392,100	254,500
Gathering system throughput (Mcf/d)	308,100	195,900
NGLs fractionated (Bbl/d) (6)	20,000	6,900
NGL sales (gallons, in thousands) (7)	97,500	51,800

Gulf Coast
Refinery off-gas processed (Mcf/d)	120,300	102,800
Liquids fractionated (Bbl/d)	23,400	19,200
NGL sales (gallons excluding hydrogen, in thousands)	89,300	72,700

(1)	Includes natural gas gathered in Western Oklahoma and from the Granite Wash formation in the Texas Panhandle as it is one integrated area of operations.
(2)	The natural gas processing in Southeast Oklahoma is outsourced to Centrahoma, our equity investment, or other third-party processors.
(3)

Includes throughput from the Kenova, Cobb, Boldman and Langley processing plants. We acquired the Langley processing plant in February 2011. The volumes reported for the three months ended March 31, 2011 are the average daily rates for the days of operation.

(4)

Amount includes zero barrels per day and 5,500 barrels per day fractionated on behalf of Liberty for the three months ended March 31, 2012 and 2011, respectively. Beginning in the fourth quarter of 2011, Siloam no longer fractionated NGLs on behalf of Liberty due to the operation of Liberty’s fractionation facility that began in September 2011.

(5)

Represents sales from the Siloam facilities. The total sales exclude approximately zero gallons and 20,700,000 gallons sold by the Northeast on behalf of Liberty for the three months ended March 31, 2012 and 2011, respectively. These volumes are included as part of NGLs sold at Liberty.

(6)	Amount includes all NGLs that were produced at the Liberty processing facilities and fractionated into purity products at our Liberty fractionation facility.
(7)

Includes sale of all purity products fractionated at the Liberty facilities and sale of all unfractionated NGLs. Also includes the sale of purity products fractionated and sold from the Siloam facilities on behalf of Liberty.

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measure to Non-GAAP Financial Measure

Operating Income before Items not Allocated to Segments

(unaudited, in thousands)

Three months ended March 31, 2012	Southwest	Northeast	Liberty	Gulf Coast	Total
Revenue	$214,725	$86,918	$75,577	$24,229	$401,449

Operating expenses:
Purchased product costs	104,233	25,687	24,635	—	154,555
Facility expenses	22,992	6,378	12,247	9,638	51,255
Total operating expenses before items not allocated to segments	87,500	54,853	38,695	14,591	195,639

Portion of operating income attributable to non-controlling interests	1,446	—	—	—	1,446
Operating income before items not allocated to segments	$86,054	$54,853	$38,695	$14,591	$194,193

Three months ended March 31, 2011	Southwest	Northeast	Liberty	Gulf Coast	Total
Revenue	$201,774	$92,091	$41,219	$21,759	$356,843

Operating expenses:
Purchased product costs	103,196	40,878	9,555	—	153,629
Facility expenses	20,157	5,594	6,498	8,990	41,239
Total operating expenses before items not allocated to segments	78,421	45,619	25,166	12,769	161,975

Portion of operating income attributable to non-controlling interests	1,172	—	12,377	—	13,549
Operating income before items not allocated to segments	$77,249	$45,619	$12,789	$12,769	$148,426

	Three months ended March 31,
	2012	2011
Operating income before items not allocated to segments	$194,193	$148,426
Portion of operating income attributable to non-controlling interests	1,446	13,549
Derivative loss not allocated to segments	(65,769)	(102,062)
Revenue deferral adjustment	(2,268)	(7,943)
Compensation expense included in facility expenses not allocated to segments	(449)	(1,040)
Facility expenses adjustments	2,864	2,855
Selling, general and administrative expenses	(25,224)	(21,712)
Depreciation	(41,145)	(34,364)
Amortization of intangible assets	(10,985)	(10,817)
Loss on disposal of property, plant and equipment	(986)	(2,099)
Accretion of asset retirement obligations	(238)	(87)
Income (loss) from operations	51,439	(15,294)
Other income (expense):
Loss from unconsolidated affiliates	(9)	(539)
Interest income	72	89
Interest expense	(29,472)	(28,263)
Amortization of deferred financing costs and discount (a component of interest expense)	(1,270)	(1,428)
Loss on redemption of debt	—	(43,328)
Miscellaneous income, net	58	(38)
Income (loss) before provision for income tax	$20,818	$(88,801)

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measure to Non-GAAP Financial Measure

Distributable Cash Flow

(unaudited, in thousands)

	Three months ended March 31,
	2012	2011

Net income (loss)	$16,273	$(74,671)
Depreciation, amortization, impairment, and other non-cash operating expenses	53,432	47,445
Loss on redemption of debt, net of tax benefit	—	39,499
Amortization of deferred financing costs and discount	1,270	1,428
Non-cash loss from unconsolidated affiliate	9	539
Distributions from unconsolidated affiliate	900	—
Non-cash compensation expense	2,710	1,578
Non-cash derivative activity	48,217	79,784
Provision for income tax - deferred	(10,796)	(14,186)
Cash adjustment for non-controlling interest of consolidated subsidiaries	(1,017)	(12,522)
Revenue deferral adjustment	2,268	7,943
Other	2,208	1,707
Maintenance capital expenditures, net of joint venture partner contributions	(6,297)	(2,408)
Distributable cash flow	$109,177	$76,136

Maintenance capital expenditures	$6,297	$2,506
Growth capital expenditures	247,966	111,146
Total capital expenditures	254,263	113,652
Acquisition	—	230,728
Total capital expenditures and acquisition	254,263	344,380
Joint venture partner contributions	—	(35,176)
Total capital expenditures and acquisition, net	$254,263	$309,204

Distributable cash flow	$109,177	$76,136
Maintenance capital expenditures, net	6,297	2,408
Changes in receivables and other assets	57,655	19,869
Changes in accounts payable, accrued liabilities and other long-term liabilities	35,244	5,102
Derivative instrument premium payments, net of amortization	—	1,045
Cash adjustment for non-controlling interest of consolidated subsidiaries	1,017	12,522
Other	(1,477)	(1,763)
Net cash provided by operating activities	$207,913	$115,319

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measure to Non-GAAP Financial Measure

Adjusted EBITDA

(unaudited, in thousands)

	Three months ended March 31,
	2012	2011

Net income (loss)	$16,273	$(74,671)
Non-cash compensation expense	2,710	1,578
Non-cash derivative activity	48,217	79,784
Interest expense (1)	28,552	27,456
Depreciation, amortization, impairment, and other non-cash operating expenses	53,432	47,445
Loss on redemption of debt	—	43,328
Provision for income tax	4,545	(14,130)
Adjustment for cash flow from unconsolidated affiliate	909	539
Adjustment related to non-guarantor, consolidated subsidiaries (2)	(21,198)	(14,690)
Other	(497)	(452)
Adjusted EBITDA	$132,943	$96,187

(1) Includes amortization of deferred financing costs and discount, and excludes interest expense related to the Steam Methane Reformer.

(2) The non-guarantor subsidiaries, in accordance with Credit Facility covenants, are MarkWest Liberty Midstream & Resources, L.L.C. (Liberty), MarkWest Utica EMG L.L.C., MarkWest Pioneer, L.L.C., Wirth Gathering Partnership, and Bright Star Partnership.  As of January 1, 2012, Liberty is a wholly owned subsidiary but remains a non-guarantor in accordance with the Credit Facility.

MarkWest Energy Partners, L.P. Distributable Cash Flow Sensitivity Analysis

(unaudited, in millions except commodity prices)

The Partnership periodically estimates the effect on DCF resulting from its commodity risk management program, changes in crude oil and natural gas prices, and the correlation of NGL prices to crude oil.  The table below reflects The Partnership’s estimate of the range of DCF for 2012 and forecasted crude oil and natural gas prices for 2012.  The analysis assumes various combinations of crude oil and natural gas prices as well as three NGL to crude correlation scenarios for all NGLs (C2+), including:

a.              The three-year NGL correlation to crude for 2012.

b.              One standard deviation above the three-year NGL correlation to crude for 2012.

c.               One standard deviation below the three-year NGL correlation to crude for 2012.

The analysis further assumes derivative instruments outstanding as of April 30, 2012, and production volumes estimated through December 31, 2012. The range of stated hypothetical changes in commodity prices considers current and historic market performance.

Estimated Range of 2012 DCF

		Natural Gas Price
Crude Oil Price	Three-year NGL Correlation to Crude	$2.00	$2.50	$3.00	$3.50	$4.00
	One standard deviation above	561	557	553	549	546
$120	Three-year NGL correlation to crude	501	497	494	490	486
	One standard deviation below	443	439	435	432	428

	One standard deviation above	543	540	536	532	529
$110	Three-year NGL correlation to crude	489	485	481	478	474
	One standard deviation below	437	433	429	426	422

	One standard deviation above	522	519	515	511	507
$100	Three-year NGL correlation to crude	473	469	466	462	458
	One standard deviation below	426	422	419	415	411

	One standard deviation above	499	495	491	487	484
$90	Three-year NGL correlation to crude	455	452	448	444	441
	One standard deviation below	413	409	405	402	398

	One standard deviation above	477	473	470	466	462
$80	Three-year NGL correlation to crude	440	436	433	429	425
	One standard deviation below	402	398	394	391	388

The table is based on current information, expectations, and beliefs concerning future developments and their potential effects, and does not consider actions the Partnership’s management may take to mitigate exposure to changes.  Nor does the table consider the effects that such hypothetical adverse changes may have on overall economic activity.  Historical prices and correlations do not guarantee future results.

Although MarkWest believes the expectations reflected in this analysis are reasonable, MarkWest can give no assurance that such expectations will prove to be correct and readers are cautioned that projected performance, results, or distributions may not be achieved.  Actual changes in market prices, and the correlation between crude oil and NGL prices, may differ from the assumptions utilized in the analysis.  Actual results, performance, distributions, volumes, events, or transactions could vary significantly from those expressed, considered, or implied in this analysis.  All results, performance, distributions, volumes, events, or transactions are subject to a number of uncertainties and risks. Those uncertainties and risks may not be factored into or accounted for in this analysis.  Readers are urged to carefully review and consider the cautionary statements and disclosures made in MarkWest’s periodic reports filed with the SEC, particularly those under the heading “Risk Factors.”